TBS International Limited Announces Acquisition of Vessels

Hamilton, Bermuda – July 5, 2005 – TBS International Limited (NASDAQ: TBSI) announced today that it has expanded its fleet of vessels by taking delivery of the M.V. Taurus and reaching an agreement to acquire the M.V. Tronador.

The M.V. Taurus, which will be renamed the Maya Princess, is a 37,500 dwt multipurpose tweendecker that was built in 1983. It was purchased for $15.8 million under an agreement signed on May 4, 2005 and delivered in Antwerp, Belgium on June 28, 2005. The planned acquisition of the Maya Princess was previously disclosed in TBS's filings with the Securities and Exchange Commission, including the registration statement filed in conjunction with the company's recent initial public offering.

The M.V. Tronador is a 37,700 dwt bulk carrier that was built in 1984. TBS agreed on June 30, 2005, to pay $13.8 million for the M.V. Tronador, which will be the first vessel purchased by the company using the proceeds from the initial public offering. The company expects delivery of the M.V. Tronador in August or early September of this year.

The company also entered into a $25.0 million credit facility with the Bank of America, N.A., on June 30, 2005, and drew down $7.8 million under the facility on the same day. The new credit facility will be used for working capital and to fund the purchase of additional vessels.

About TBS International Limited:

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel, bulk and vessel chartering services. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

For more information, please contact:

Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer
TBS International Limited
Phone: 914-961-1000
E-mail: InvestorRequest@tbsship.com